Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Media contact:
July 27, 2017	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Verizon reports wireless customer gains and strong loyalty in 2Q

2Q 2017 highlights

•	$1.07 in earnings per share (EPS), compared with 17 cents in 2Q 2016; adjusted EPS (non-GAAP), excluding special items, of 96 cents in 2Q 2017, compared with 94 cents in 2Q 2016.

•

Wireless: 614,000 retail postpaid net additions, including 590,000 postpaid smartphone net adds; retail postpaid churn of 0.94 percent, with strong customer loyalty demonstrated by retail postpaid phone churn of 0.70 percent — less than 0.90 percent for the ninth consecutive quarter.

•	Wireline: Fios total revenue growth of 4.4 percent.

NEW YORK – Strong operating results at Verizon Wireless highlighted second-quarter 2017 performance at Verizon Communications Inc. (NYSE, Nasdaq: VZ), which today reported EPS of $1.07 in the quarter.

This compares with 17 cents per share in second-quarter 2016. Second-quarter 2017 EPS was 96 cents on an adjusted basis (non-GAAP), excluding a net gain from the sale of certain data centers and severance charges and acquisition and integration-related charges primarily associated with Verizon’s acquisition of Yahoo’s operating business.

This compares with 94 cents per share in second-quarter 2016 adjusted earnings (non-GAAP), which included impacts from a work stoppage and excluded special items related to pension and benefit re-measurement, a gain on the sale of local landline businesses, early debt redemption and tender offers.

“Verizon reignited its growth engine in the quarter, both adding and retaining wireless customers while scaling our media business and continuing to invest in our superior networks,” said Chairman and CEO Lowell McAdam. “With record customer loyalty and a clean sweep of third-party network quality results, we’re leading the way to provide customers with next-generation broadband, smart cities, telematics, media and Internet of Things services.”

Consolidated results

Total consolidated operating revenues in second-quarter 2017 were $30.5 billion, in line with second-quarter 2016. On a comparable basis excluding divestitures and acquisitions (non-GAAP), consolidated revenues declined 2.0 percent.

Net income was $4.5 billion in second-quarter 2017. EBITDA (non-GAAP, earnings before interest, taxes, depreciation and amortization) totaled $12.4 billion. Consolidated operating income margin was 26.9 percent. Consolidated EBITDA margin (non-GAAP) was 40.6 percent — 37.2 percent, excluding special items (non-GAAP) — in second-quarter 2017, compared with 28.0 percent in second-quarter 2016.

Cash flow from operations totaled $9.9 billion during first-half 2017, including a net after-tax impact of $2.1 billion in discretionary pension contributions.

Capital expenditures totaled $7.0 billion through first-half 2017, in line with first-half 2016.

In Verizon’s media business, AOL’s revenues net of traffic acquisition costs were consistent with last year’s second-quarter results. Verizon’s Oath subsidiary, launched at the June 13 close of the company’s acquisition of Yahoo’s operating business, houses AOL and Yahoo brands serving about 1 billion unique monthly users globally and representing about $7 billion in annual revenues. Oath expects to realize more than $1 billion in cumulative operating expense synergies through 2020.

Total telematics revenues were approximately $220 million in second-quarter 2017. Organically, IoT revenues (non-GAAP), which include telematics, increased approximately 20 percent year over year.

Wireless results

•

Building on momentum since the launch of Verizon Unlimited in mid-February, Verizon reported a net increase of 614,000 retail postpaid connections in second-quarter 2017. Net phone additions of 358,000 included 590,000 smartphones in the quarter, compared with 86,000 net phone additions, including 336,000 smartphones, in second-quarter 2016.

•	Verizon’s retail postpaid connections base grew 1.2 percent year over year to 109.1 million, and retail prepaid connections grew 1.4 percent to 5.4 million.

•

Total retail postpaid churn was 0.94 percent in second-quarter 2017, consistent year over year despite increased churn in tablets. Retail postpaid phone churn was not only less than 0.90 percent for the ninth consecutive quarter, but it also established a new low in the LTE era at 0.70 percent.

•	Total revenues were $21.3 billion in second-quarter 2017, a decline of 1.9 percent compared with second-quarter 2016.

•

Verizon’s unsubsidized service pricing now penetrates roughly 75 percent of its postpaid base. As the company adds new accounts and customers step up to unlimited plans, mitigating lost overage revenues, Verizon believes its service-revenue trend has flattened and expects an improving trend in the second half.

•

The percentage of phone activations on device payment plans was about 77 percent in second-quarter 2017, compared with about 76 percent in first-quarter 2017. Verizon expects this rate to remain consistent in third-quarter 2017. Approximately 49 percent of postpaid phone customers had a device payment plan at the end of second-quarter 2017.

•	Verizon swept the lead of third-party network performance surveys for 4G in the quarter. As expected, the introduction of Verizon Unlimited increased LTE network usage year over year.

•

Segment operating income in second-quarter 2017 was $7.4 billion, and segment operating income margin on total revenues was 34.8 percent. Segment EBITDA (non-GAAP) totaled $9.8 billion in second-quarter 2017, a year-over-year decrease of 5.3 percent. Segment EBITDA margin on total revenues (non-GAAP) was 45.8 percent, compared with 47.5 percent in second-quarter 2016.

Wireline results

•

Total wireline revenues increased 1.2 percent, to $7.8 billion, comparing second-quarter 2017 with second-quarter 2016. On a comparable basis, excluding revenues from newly acquired XO Communications and from newly divested data centers (non-GAAP), total wireline revenues declined 2.8 percent year over year.

•

Total Fios revenues grew 4.4 percent, to $2.9 billion, comparing second-quarter 2017 with second-quarter 2016. There’s a growing shift in wireline revenues attributed to fiber-based products. Organic revenues from fiber-based products grew more than 3 percent.

•

In second-quarter 2017, Verizon added a net of 49,000 Fios Internet connections and lost a net of 15,000 Fios Video connections. At the end of the quarter, Verizon had 5.7 million Fios Internet connections and 4.7 million Fios Video connections, year-over-year increases of 4.4 percent and 0.6 percent, respectively.

•

Verizon’s emphasis on delivering value to all business customers was recognized in a leading third-party study, as the company won the large enterprise business award for the second consecutive year. In the second quarter, Verizon Enterprise Solutions (VES) released its 10th annual Data Breach Investigations Report, which combines analysis of the biggest cybersecurity issues with key industry-specific insights. VES also introduced Visual Interactive Calling and Software Defined Perimeter products. Supporting the public safety community, VES convened 40 technology companies at Operation Convergent Response, demonstrating new tech capabilities for first responders through live crisis simulations.

•

Wireline operating income was $68 million in second-quarter 2017, compared with a loss of $524 million in second-quarter 2016 (impacted by a work stoppage). Segment operating income margin was 0.9 percent in second-quarter 2017. Segment EBITDA (non-GAAP) was $1.6 billion in second-quarter 2017. Segment EBITDA margin (non-GAAP) was 20.8 percent in second-quarter 2017, compared with 13.3 percent in second-quarter 2016, and down from 22.0 percent in first-quarter 2017 due to the impact of the data center transaction.

•

During second-quarter 2017, Verizon announced fiber purchase agreements with Corning and Prysmian to extend the company’s network lead and position the company to deliver new multiuse fiber services, including 5G, while complementing small-cell deployment. In June, Verizon and the city of Sacramento, Calif., announced a partnership to develop and deploy smart-city services. Verizon has begun previously announced pre-commercial 5G fixed-wireless broadband trials in 8 of 11 cities.

Outlook and forward-looking items

Verizon expects the following:

•

Full-year 2017 consolidated revenues, on an organic basis, to be fairly consistent with 2016, with improvement in wireless service revenue and equipment revenue trends; also, full-year 2017 consolidated adjusted EPS trends to be similar to consolidated revenue trends;

•	Consolidated capital spending for 2017 to be in the range of $16.8 billion to $17.5 billion; and

•	The 2017 effective tax rate to be at the low end of the range of 34 percent to 36 percent, excluding impacts from potential tax reform.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of 163,400 and generated nearly $126 billion in 2016 revenues. Verizon operates America’s most reliable wireless network and the nation’s premier all-fiber network, and delivers integrated solutions to businesses worldwide. Its Oath subsidiary houses more than 50 media and technology brands that engage about 1 billion people around the world.

####

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Forward-looking statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the inability to implement our business strategies; and the inability to realize the expected benefits of strategic transactions.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16	% Change	6 Mos. Ended 6/30/17	6 Mos. Ended 6/30/16	% Change

Operating Revenues
Service revenues and other	$26,250	$26,828	(2.2)	$52,300	$55,045	(5.0)
Wireless equipment revenues	4,298	3,704	16.0	8,062	7,658	5.3

Total Operating Revenues	30,548	30,532	0.1	60,362	62,703	(3.7)

Operating Expenses
Cost of services	7,075	7,577	(6.6)	13,933	15,191	(8.3)
Wireless cost of equipment	5,035	4,644	8.4	9,843	9,642	2.1
Selling, general and administrative expense	6,039	9,775	(38.2)	12,947	17,375	(25.5)
Depreciation and amortization expense	4,167	3,982	4.6	8,226	7,999	2.8

Total Operating Expenses	22,316	25,978	(14.1)	44,949	50,207	(10.5)

Operating Income	8,232	4,554	80.8	15,413	12,496	23.3
Equity in losses of unconsolidated businesses	(28)	(20)	(40.0)	(49)	(40)	(22.5)
Other expense, net	(19)	(1,826)	99.0	(865)	(1,794)	51.8
Interest expense	(1,218)	(1,013)	(20.2)	(2,350)	(2,201)	(6.8)

Income Before Provision for Income Taxes	6,967	1,695	*	12,149	8,461	43.6
Provision for income taxes	(2,489)	(864)	*	(4,118)	(3,200)	(28.7)

Net Income	$4,478	$831	*	$8,031	$5,261	52.7

Net income attributable to noncontrolling interests	$116	$129	(10.1)	$219	$249	(12.0)
Net income attributable to Verizon	4,362	702	*	7,812	5,012	55.9

Net Income	$4,478	$831	*	$8,031	$5,261	52.7

Basic Earnings per Common Share
Net income attributable to Verizon	$1.07	$.17	*	$1.91	$1.23	55.3

Weighted average number of common shares (in millions)	4,082	4,079		4,082	4,080

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$1.07	$.17	*	$1.91	$1.23	55.3

Weighted average number of common shares-assuming dilution (in millions)	4,087	4,085		4,088	4,085

Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	6/30/17	12/31/16	$ Change

Assets
Current assets
Cash and cash equivalents	$4,583	$2,880	$1,703
Accounts receivable, net	19,771	17,513	2,258
Inventories	1,116	1,202	(86)
Assets held for sale	—	882	(882)
Prepaid expenses and other	3,353	3,918	(565)

Total current assets	28,823	26,395	2,428

Plant, property and equipment	239,226	232,215	7,011
Less accumulated depreciation	152,705	147,464	5,241

	86,521	84,751	1,770

Investments in unconsolidated businesses	1,075	1,110	(35)
Wireless licenses	88,004	86,673	1,331
Goodwill	28,527	27,205	1,322
Other intangible assets, net	11,143	8,897	2,246
Non-current assets held for sale	90	613	(523)
Other assets	8,795	8,536	259

Total Assets	$252,978	$244,180	$8,798

Liabilities and Equity
Current liabilities
Debt maturing within one year	$1,153	$2,645	$(1,492)
Accounts payable and accrued liabilities	17,825	19,593	(1,768)
Other	8,780	8,102	678

Total current liabilities	27,758	30,340	(2,582)

Long-term debt	116,390	105,433	10,957
Employee benefit obligations	21,775	26,166	(4,391)
Deferred income taxes	47,506	45,964	1,542
Other liabilities	12,788	12,245	543

Equity
Common stock	424	424	—
Contributed capital	11,099	11,182	(83)
Reinvested earnings	18,159	15,059	3,100
Accumulated other comprehensive income	2,284	2,673	(389)
Common stock in treasury, at cost	(7,142)	(7,263)	121
Deferred compensation – employee stock ownership plans and other	365	449	(84)
Noncontrolling interests	1,572	1,508	64

Total equity	26,761	24,032	2,729

Total Liabilities and Equity	$252,978	$244,180	$8,798

Verizon – Selected Financial and Operating Statistics

Unaudited		6/30/17	12/31/16

Total debt (in millions)		$117,543	$108,078
Net debt (in millions)		$112,960	$105,198
Net debt / Adjusted EBITDA(1)		2.6x	2.4x
Common shares outstanding end of period (in millions)		4,079	4,077
Total employees (‘000)		163.4	160.9
Quarterly cash dividends declared per common share		$0.5775	$0.5775

Footnotes:

(1)	Adjusted EBITDA excludes the effects of special items and operating results of Divested Businesses, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	6 Mos. Ended 6/30/17	6 Mos. Ended 6/30/16	$ Change

Cash Flows from Operating Activities
Net Income	$8,031	$5,261	$2,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,226	7,999	227
Employee retirement benefits	(223)	4,021	(4,244)
Deferred income taxes	1,880	(3,085)	4,965
Provision for uncollectible accounts	632	651	(19)
Equity in losses of unconsolidated businesses, net of dividends received	67	58	9
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(3,094)	(1,067)	(2,027)
Discretionary contribution to qualified pension plans	(3,411)	—	(3,411)
Net gain on sale of Divested Businesses	(1,774)	(1,007)	(767)
Other, net	(416)	77	(493)

Net cash provided by operating activities	9,918	12,908	(2,990)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(7,011)	(7,273)	262
Acquisitions of businesses, net of cash acquired	(6,280)	(178)	(6,102)
Acquisitions of wireless licenses	(315)	(282)	(33)
Proceeds from dispositions of businesses	3,512	9,882	(6,370)
Other, net	211	504	(293)

Net cash provided by (used in) investing activities	(9,883)	2,653	(12,536)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	16,009	—	16,009
Proceeds from asset-backed long-term borrowings	2,878	—	2,878
Repayments of long-term borrowings and capital lease obligations	(10,294)	(11,300)	1,006
Increase (decrease) in short-term obligations, excluding current maturities	(152)	610	(762)
Dividends paid	(4,710)	(4,605)	(105)
Other, net	(2,063)	(1,879)	(184)

Net cash provided by (used in) financing activities	1,668	(17,174)	18,842

Increase (decrease) in cash and cash equivalents	1,703	(1,613)	3,316
Cash and cash equivalents, beginning of period	2,880	4,470	(1,590)

Cash and cash equivalents, end of period	$4,583	$2,857	$1,726

Footnotes:

Certain reclassifications of prior period amounts have been made, where appropriate, to conform to current period presentation.

Verizon Communications Inc.

Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16	% Change	6 Mos. Ended 6/30/17	6 Mos. Ended 6/30/16	% Change

Operating Revenues
Service	$15,622	$16,741	(6.7)	$31,400	$33,550	(6.4)
Equipment	4,298	3,704	16.0	8,062	7,658	5.3
Other	1,362	1,259	8.2	2,698	2,500	7.9

Total Operating Revenues	21,282	21,704	(1.9)	42,160	43,708	(3.5)

Operating Expenses
Cost of services	1,997	1,984	0.7	3,955	3,926	0.7
Cost of equipment	5,035	4,644	8.4	9,843	9,642	2.1
Selling, general and administrative expense	4,493	4,777	(5.9)	9,191	9,668	(4.9)
Depreciation and amortization expense	2,347	2,282	2.8	4,685	4,575	2.4

Total Operating Expenses	13,872	13,687	1.4	27,674	27,811	(0.5)

Operating Income	$7,410	$8,017	(7.6)	$14,486	$15,897	(8.9)
Operating Income Margin	34.8%	36.9%		34.4%	36.4%

Segment EBITDA	$9,757	$10,299	(5.3)	$19,171	$20,472	(6.4)
Segment EBITDA Margin	45.8%	47.5%		45.5%	46.8%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Wireless – Selected Operating Statistics

Unaudited				6/30/17	6/30/16	% Change

Connections (‘000)
Retail postpaid				109,088	107,780	1.2
Retail prepaid				5,448	5,374	1.4

Total retail				114,536	113,154	1.2

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16	% Change	6 Mos. Ended 6/30/17	6 Mos. Ended 6/30/16	% Change

Net Add Detail (‘000) (1)
Retail postpaid	614	615	(0.2)	307	1,255	(75.5)
Retail prepaid	19	(30)	*	2	(207)	*

Total retail	633	585	8.2	309	1,048	(70.5)

Account Statistics
Retail Postpaid Accounts (‘000) (2)				35,334	35,637	(0.9)
Retail postpaid connections per account (2)				3.09	3.02	2.3
Retail postpaid ARPA (3)	134.89	145.09	(7.0)	135.93	145.22	(6.4)
Retail postpaid I-ARPA (4)	164.94	167.18	(1.3)	165.47	166.11	(0.4)

Churn Detail
Retail postpaid	0.94%	0.94%		1.04%	0.95%
Retail	1.18%	1.19%		1.28%	1.21%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	95.2%	92.1%		94.9%	92.4%
Total Smartphone postpaid phone base (2)				88.8%	85.5%
Total Internet postpaid base (2)				18.4%	17.7%
4G LTE devices as % of retail postpaid connections				86.7%	82.5%

Other Operating Statistics
Capital expenditures (in millions)	$2,444	$2,815	(13.2)	$4,275	$5,005	(14.6)

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

(3)	Retail postpaid ARPA - average service revenue per account from retail postpaid accounts.

(4)	Retail postpaid I-ARPA - average service revenue per account from retail postpaid account plus recurring device installment billings.

The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16	% Change	6 Mos. Ended 6/30/17	6 Mos. Ended 6/30/16	% Change

Operating Revenues
Consumer Markets	$3,184	$3,165	0.6	$6,385	$6,345	0.6
Enterprise Solutions	2,388	2,378	0.4	4,780	4,802	(0.5)
Partner Solutions	1,236	1,241	(0.4)	2,467	2,509	(1.7)
Business Markets	921	845	9.0	1,803	1,707	5.6
Other	73	84	(13.1)	135	164	(17.7)

Total Operating Revenues	7,802	7,713	1.2	15,570	15,527	0.3

Operating Expenses
Cost of services	4,576	5,079	(9.9)	9,027	9,696	(6.9)
Selling, general and administrative expense	1,606	1,612	(0.4)	3,214	3,379	(4.9)
Depreciation and amortization expense	1,552	1,546	0.4	3,042	3,105	(2.0)

Total Operating Expenses	7,734	8,237	(6.1)	15,283	16,180	(5.5)

Operating Income (Loss)	$68	$(524)	*	$287	$(653)	*
Operating Income (Loss) Margin	0.9%	(6.8)%		1.8%	(4.2)%

Segment EBITDA	$1,620	$1,022	58.5	$3,329	$2,452	35.8
Segment EBITDA Margin	20.8%	13.3%		21.4%	15.8%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited				6/30/17	6/30/16	% Change

Connections (‘000)
Fios Video Subscribers				4,666	4,637	0.6
Fios Internet Subscribers				5,737	5,495	4.4
Fios Digital voice residence connections				3,909	3,879	0.8

Fios Digital connections				14,312	14,011	2.1

HSI				1,251	1,519	(17.6)
Total Broadband connections				6,988	7,014	(0.4)
Primary residence switched access connections				2,962	3,501	(15.4)
Primary residence connections				6,871	7,380	(6.9)

Total retail residence voice connections				7,079	7,634	(7.3)
Total voice connections				13,352	14,476	(7.8)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16	% Change	6 Mos. Ended 6/30/17	6 Mos. Ended 6/30/16	% Change

Net Add Detail (‘000)
Fios Video Subscribers	(15)	(41)	63.4	(28)	2	*
Fios Internet Subscribers	49	(13)	*	84	77	9.1
Fios Digital voice residence connections	22	(38)	*	14	7	100.0

Fios Digital connections	56	(92)	*	70	86	(18.6)

HSI	(72)	(70)	(2.9)	(134)	(148)	9.5
Total Broadband connections	(23)	(83)	72.3	(50)	(71)	29.6
Primary residence switched access connections	(133)	(142)	6.3	(268)	(298)	10.1
Primary residence connections	(111)	(180)	38.3	(254)	(291)	12.7

Total retail residence voice connections	(121)	(190)	36.3	(276)	(315)	12.4
Total voice connections	(282)	(305)	7.5	(587)	(559)	(5.0)

Revenue Statistics
Fios revenues (in millions)	$2,899	$2,776	4.4	$5,790	$5,537	4.6

Other Operating Statistics
Capital expenditures (in millions)	$1,190	$814	46.2	$2,150	$1,820	18.1

Wireline employees (‘000)				59.7	59.0
Fios Video Open for Sale (‘000)				13,978	13,400
Fios Video penetration				33.4%	34.6%
Fios Internet Open for Sale (‘000)				14,271	13,696
Fios Internet penetration				40.2%	40.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of special items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

*	Not meaningful

Verizon Communications Inc.

Non-GAAP Reconciliations - Consolidated Verizon

Consolidated Operating Revenues Excluding Divested Businesses and Acquisitions

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16

Consolidated Operating Revenues	$30,548	$30,532
Less operating revenues from Divested Businesses	37	110

Consolidated Operating Revenues Excluding Divested Businesses	30,511	30,422
Less operating revenues from Acquisitions	693	—

Consolidated Operating Revenues Excluding Divested Businesses and Acquisitions	$29,818	$30,422

Year over Year Change	(2.0)%

IoT Revenues Excluding Acquisitions

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16

IoT Revenues	$365	$207
Less IoT revenues from Acquisitions	117	—

IoT Revenues Excluding Acquisitions	$248	$207

Year over Year Change	19.8%

Consolidated EBITDA, Consolidated EBITDA Margin, Consolidated Adjusted EBITDA and

Consolidated Adjusted EBITDA Margin

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 3/31/17	3 Mos. Ended 12/31/16	3 Mos. Ended 9/30/16	3 Mos. Ended 6/30/16	3 Mos. Ended 3/31/16

Consolidated Net Income	$4,478	$3,553	$4,600	$3,747	$831	$4,430
Add/(subtract):
Provision for income taxes	2,489	1,629	2,349	1,829	864	2,336
Interest expense	1,218	1,132	1,137	1,038	1,013	1,188
Other (income) and expense, net	19	846	(98)	(97)	1,826	(32)
Equity in losses of unconsolidated businesses	28	21	35	23	20	20

Operating Income	8,232	7,181	8,023	6,540	4,554	7,942
Add Depreciation and amortization expense	4,167	4,059	3,987	3,942	3,982	4,017

Consolidated EBITDA	$12,399	$11,240	$12,010	$10,482	$8,536	$11,959

Add/subtract special items (before tax):
Severance, pension, and benefit charges/(credits)	607	—	(1,589)	797	3,550	165
Gain on spectrum license transactions	—	(126)	—	—	—	(142)
Net gain on sale of Divested Businesses	(1,774)	—	—	—	(1,007)	—
Operating results from Divested Businesses (1)	(25)	(76)	(84)	(80)	(77)	(740)
Acquisition and integration related costs (1)	147

	(1,045)	(202)	(1,673)	717	2,466	(717)

Consolidated Adjusted EBITDA	$11,354	$11,038	$10,337	$11,199	$11,002	$11,242

Consolidated Operating Revenues	$30,548				$30,532
Consolidated Operating Income Margin	26.9%				14.9%
Consolidated EBITDA Margin	40.6%				28.0%
Consolidated Operating Revenues Excluding Divested Businesses	$30,511
Consolidated Adjusted EBITDA Margin	37.2%

(1)	Excludes depreciation and amortization expense

Verizon Communications Inc.

Non-GAAP Reconciliations — Consolidated Verizon

Net Debt and Net Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	6/30/17	12/31/16

Net Debt
Debt maturing within one year	$1,153	$2,645
Long-term debt	116,390	105,433

Total Debt	117,543	108,078
Less Cash and cash equivalents	4,583	2,880

Net Debt	$112,960	$105,198

Net Debt to Consolidated Adjusted EBITDA Ratio	2.6x	2.4x

Adjusted Earnings per Common Share (Adjusted EPS) (1)

Unaudited				3 Mos. Ended 6/30/17				3 Mos. Ended 6/30/16
.	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$1.07				$0.17
Net gain on sale of Divested Businesses	$(1,774)	$843	$(931)	(0.23)	$(1,007)	$868	$(139)	(0.03)
Severance, pension, and benefit charges	607	(230)	377	0.09	3,550	(1,364)	2,186	0.54
Acquisition and integration related costs	152	(56)	96	0.02	—	—	—	—
Early debt redemption costs(2)	—	—	—	—	1,822	(718)	1,104	0.27

	$(1,015)	$557	(458)	(0.11)	$4,365	$(1,214)	$3,151	0.77

Adjusted EPS				$0.96				$0.94

(1)	Adjusted EPS may not add due to rounding

(2)	Includes costs related to debt tender offers

Verizon Communications Inc.

Non-GAAP Reconciliations—Segments

Segment EBITDA and Segment EBITDA Margin

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16

Operating Income	$7,410	$8,017
Add Depreciation and amortization expense	2,347	2,282

Segment EBITDA	$9,757	$10,299

Year over Year Change	(5.3)%
Total operating revenues	$21,282	$21,704

Operating Income Margin	34.8%	36.9%

Segment EBITDA Margin	45.8%	47.5%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16	3 Mos. Ended 3/31/17

Operating Income (Loss)	$68	$(524)	$219
Add Depreciation and amortization expense	1,552	1,546	1,490

Segment EBITDA	$1,620	$1,022	$1,709

Total operating revenues	$7,802	$7,713	$7,768

Operating Income (Loss) Margin	0.9%	(6.8)%	2.8%

Segment EBITDA Margin	20.8%	13.3%	22.0%

Wireline Operating Revenues Excluding Acquisition

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/17	3 Mos. Ended 6/30/16

Wireline Operating Revenues	$7,802	$7,713
Less operating revenues from Acquisition	304	—

Wireline Operating Revenues Excluding Acquisition	$7,498	$7,713

Year over Year Change	(2.8)%